---------------------------
                                                             OMB APPROVAL
                                                     ---------------------------
                                                     OMB Number: 3235-0058
                                                     ---------------------------
                                                     Expires: January 31, 2005
                     UNITED STATES                   ---------------------------
          SECURITIES AND EXCHANGE COMMISSION         Estimated average burden
                Washington, D.C. 20549               hours per response. . .2.50
                                                     ---------------------------
                      FORM 12b-25                       Commission File Number:
              NOTIFICATION OF LATE FILING                       0-25844
                                                     ---------------------------
                                                             Cusip Number:
                                                               874028103
                                                     ---------------------------

      (Check One): [ ] Form 10-K [ ] Form 20-F [ ] Form 11-K [X] Form 10-Q
                                 [ ] Form N-SAR
                           For Period Ended: 6/30/2005

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended: ___________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: _________________________________

PART I - REGISTRANT INFORMATION

TAITRON COMPONENTS INCORPORATED
-------------------------------
Full Name of Registrant

--------------------------------------------------------------------------------
Former Name if Applicable

28040 W HARRISON PARKWAY
------------------------
Address of Principal Executive Office (Street and Number)

VALENCIA, CA  91355
------------  -----
City, State and Zip Code

                       PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[x] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

Management has experienced unanticipated scheduling difficulties to file timely. The Company expects to file within the prescribed extension period.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

          Stewart Wang            (661)                 257-6060
          ------------         -----------         -----------------
            (Name)             (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [ ] No

--------------------------------------------------------------------------------
(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
--------------------------------------------------------------------------------
                         TAITRON COMPONENTS INCORPORATED
                         -------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Dated August 16, 2005.                       By: /s/ Stewart Wang
                                                 ----------------
                                                 Stewart Wang
                                                 Principal Executive Officer and
                                                 Principal Financial Officer